Note:  Throughout this document, certain confidential material contained herein has been omitted and has been separately filed with the Commission.  Each omission has been marked with an [***].

OLED TECHNOLOGY LICENSE AGREEMENT

THIS OLED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2012 (the “Effective Date”), by and between Universal Display Corporation (“Universal Display”), an entity with a place of business at 375 Phillips Blvd, Ewing, New Jersey 08618 U.S.A.; and Lumiotec, Inc. (“Lumiotec”), an entity with a place of business at 4149-8, Hachimanpara 5-chome, Yonezawa-shi, Yamagata, Japan.  Each of Universal Display and Lumiotec is referred to herein as a “Party,” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Universal Display has rights in certain patents and possesses certain know-how concerning organic light emitting devices; and

WHEREAS, Lumiotec desires to obtain license rights to practice under these patents and to use this know-how on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, each of the Parties hereby agrees as follows:

AGREEMENT

Article 1 Definitions

In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used in this Agreement.

1.1 “Affiliate” means an entity under the control of a Party, whether directly or through one or more intermediaries.  For such purposes, “control” shall mean the ownership of securities representing more than fifty percent (50%) of the voting capital stock of the relevant entity, or of other interests having majority voting rights with respect to the election of the board of directors or similar governing authority of the relevant entity, or of any other power by contract or in any other form which entitles the holder thereof to majority voting rights with respect to management decisions of the relevant entity.

1.2 “Know-How” means unpatented technical information, data, specifications, plans, drawings, designs, blueprints, formulae, processes and other similar items of a trade secret or confidential nature.

1.3 “Licensed Product” means an OLED Light Source, or any product that incorporates one or more OLED Light Sources, which OLED Light Source(s) are (a) covered, in whole or in part, by any Valid Claim(s) of a Universal Display Patent; (b) manufactured using a process that is covered, in whole or in part, by any Valid Claim of a Universal Display Patent; and/or (c) manufactured using any of the Universal Display Know-How.

1.4 “Lighting” means a source of direct or indirect illumination, including, but not limited to, a room, area or architectural lighting source, a backlight for an LCD display or other consumer electronics product, or a source of illumination for signage; provided, however, that the source of illumination shall not itself utilize addressable pixel elements.

1.5 “Net Sales Revenue”

1.5.1 For Licensed Products sold by Lumiotec to non-Affiliated third parties solely for monetary consideration, “Net Sales Revenue” means the gross amount invoiced or received, whichever occurs sooner, on account thereof, less the following where separately itemized on the customer invoice for the Licensed Products: (a) taxes and duties actually collected and remitted to the appropriate taxing authorities; (b) reasonable shipping and insurance costs actually paid or accrued for such purpose; and (c) refunds or credits actually given for returned or defective items.

1.5.2 For all other Licensed Products sold or otherwise transferred by Lumiotec, “Net Sales Revenue” means the greater of (a) or (b), where (a) is the arm’s length transfer price recorded by Lumiotec for such sale or transfer; and (b) is the average selling price at which Licensed Products of similar kind and quantity have been sold by Lumiotec to non-Affiliated third parties during the same calendar quarter, as calculated according to the preceding paragraph, or if no such selling price is available, the fair market value of such Licensed Products.  The arm’s length transfer pricing referred to in clause (a) shall include all cost components fairly attributable to the Licensed Products being sold or otherwise transferred, and shall comply with the Japan National Tax Agency guidelines and other applicable laws, rules and regulations.

1.5.3 If either Party presents reasonable evidence that the amount calculated as set forth above does not fairly reflect the fair market value of a Licensed Product (such as evidence that the industry-wide average sales price of substantially similar products differs significantly from the price calculated herein, or evidence that additional consideration is being received based on the downstream sale of a Licensed Product), the Parties shall in good faith negotiate a more equitable method of calculating Net Sales Revenue with respect to the Licensed Product in question.

1.6 “OLED” means a device consisting of two or more electrodes, at least one of which is transparent, together with one or more chemical substances deposited between these two electrodes, at least one of which is an organic or organometallic material, which device emits light when a voltage is applied across the electrodes.

1.7 “OLED Light Source” means a Permitted OLED Device, or a series of such devices, which OLED device(s) are intended for use in Lighting applications, together with the following elements: (a) encapsulation or packaging materials or coatings for protection of the OLED device(s); (b) optical elements, coatings or enhancements added to the OLED device(s)

for the purpose of affecting or modulating light output from the OLED device(s); (c) connectors, contacts or similar components attached to the OLED device(s) and designed to connect the OLED device(s) to an external power source or supply and/or other elements of a lighting fixture; (d) a supporting frame in direct contact with the OLED device(s) designed to stabilize or protect the OLED device(s) during shipment, installation or usage; (e) thermal elements, coatings, structures or enhancements attached to the OLED device(s) for purposes of reducing, dispersing or modulating the temperature of the OLED device(s); (f) control electronics or circuitry designed or utilized to adjust or correct light emission from the OLED device(s); and (g) power conversion components designed to allow the OLED device(s) to operate utilizing an external power source or supply (the power source or supply itself is not part of the OLED Light Source).  Two potential configurations of an OLED Light Source, by example only, are set forth in Exhibit A attached hereto.

1.8 “Permitted OLED Device” means an OLED device in which all of the emissive layer materials are deposited by vacuum thermal evaporation.

1.9 “Term” means the term of this Agreement, as specified in Article 8 below.

1.10 “Universal Display Know-How” means Know-How of Universal Display relating to the design or manufacture of an OLED Light Source, which Know-How has been or is in the future provided to Lumiotec under other agreements between the Parties.

1.11 “Universal Display Patents” means all patents and patent applications pertaining to OLED Light Sources that are issued, registered, granted, allowed or published in the world as of the Effective Date and which Universal Display owns or has the right to license to Lumiotec hereunder, including, but not limited to, the issued, registered, granted or published patents and patent applications listed in Exhibit C, together with such future patents and patent applications as are specified in Section 2.2 below.

1.12 “Universal Display Technology” means the Universal Display Patents and the Universal Display Know-How.

1.13 “Valid Claim” means a claim of an issued, registered, granted, allowed or published patent or patent application, which claim has neither expired nor been finally, following expiration of all rights of appeal, held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction.

Article 2 License Rights

2.1 Grant of License to Lumiotec.  Subject to the remaining provisions of this Article 2, Universal Display hereby grants to Lumiotec a worldwide, royalty-bearing, non-exclusive and non-transferable (except in connection with a permitted transfer of this Agreement as a whole) license, without rights to sublicense, under the Universal Display Patents, and to use the Universal Display Know-How, solely to manufacture (but not have manufactured), sell, offer for sale, import and use Licensed Products.

2.2 License Rights to Future Patents and Know-How.  To the extent it has the right to do so, Universal Display will expand Lumiotec’s license rights under this Article 2 to include any additional patents, patent applications and Know-How of Universal Display pertaining to OLED Light Sources that are owned by or licensed to Universal Display and which are issued, registered, granted, allowed published or generated during the Term, but excluding any such patents, patent applications or Know-How acquired by Universal Display through a merger, asset acquisition or other similar transaction unless separately agreed by the Parties in writing.  Universal Display shall periodically update Exhibit C to include any such additional patents and patent applications that are issued, registered, granted, allowed or published.

2.3 No Rights Respecting Certain OLED Chemicals.  Notwithstanding the foregoing, Lumiotec is not authorized under this Agreement to sell or offer for sale any Licensed Products made using any chemical substance used or useful for the manufacture of OLEDs, the composition of matter of which is covered by a Valid Claim of a Universal Display Patent (a “Universal Display Proprietary OLED Chemical”), unless such Universal Display Proprietary OLED Chemical was purchased directly from Universal Display.  Lumiotec shall not manufacture or purchase from a third party, or encourage any third party to manufacture or sell to Lumiotec, any chemical substance that Lumiotec knows, or has reason to know, is a Universal Display Proprietary OLED Chemical.

2.4 No Rights Respecting Certain OLED Manufacturing Equipment.  Notwithstanding the foregoing, Lumiotec is not authorized under this Agreement to sell or offer for sale any Licensed Products made using any manufacturing equipment or machinery used or useful for the manufacture of OLEDs, the design or construction of which is covered by a Valid Claim of a Universal Display Patent (“Universal Display Proprietary OLED Equipment”), unless such Universal Display Proprietary OLED Equipment was purchased from an authorized Universal Display equipment vendor.  Lumiotec shall not manufacture or purchase from a third party, or encourage any third party to manufacture or sell to Lumiotec, any equipment or machinery that Lumiotec knows, or has reason to know, is Universal Display Proprietary OLED Equipment.

2.5 Acknowledgement of Derivative Rights.  Lumiotec acknowledges that certain of the Universal Display Technology is licensed by Universal Display from the Trustees of Princeton University (“Princeton”), the University of Southern California (“USC”) and the University of Michigan (“Michigan”), and, therefore, that Lumiotec’s license rights under this Agreement with respect to such Universal Display Technology are subject to the reserved rights of and obligations to such third parties under their license agreements with Universal Display.  Lumiotec further acknowledges that the U.S. Government has certain reserved rights with respect to those Universal Display Patents claiming inventions that were first conceived or reduced to practice under contracts between the U.S. Government and Universal Display or its licensors.  Universal Display hereby covenants to Lumiotec that: (a) Universal Display shall comply in all material respects with the terms of its license agreements with such third-party licensors and its contracts with or awards from the U.S. Government as in either case are relevant to Lumiotec’s exercise of the license rights granted by Universal Display hereunder; and (b) no additional consideration shall be owed by Lumiotec to such third-party licensors or the U.S. Government on account of Lumiotec’s exercise of such license rights.  Nothing herein shall be construed as limiting or restricting the reserved rights of or obligations to Universal Display’s third-party licensors or the U.S. Government with respect to the Universal Display Technology.  Upon Lumiotec’s request, Universal Display will provide Lumiotec with copies (which may be reasonably redacted by Universal Display to avoid disclosing confidential information not relevant to this Agreement) of such of Universal Display’s agreements with these third-party licensors and of the applicable portions its relevant contracts with or awards from the U.S. Government.

2.6 Business Consolidations.  Should Lumiotec acquire the existing OLED business of any third party, the license rights granted to Lumiotec under this Agreement shall not extend to any then-current products of such third party’s OLED business unless expressly agreed to by Universal Display in writing.  In addition, if the OLED business of the third party is not fully integrated into Lumiotec’s OLED business, the license rights granted to Lumiotec under this Agreement shall not extend to any future products of the third party’s OLED business unless expressly agreed to by Universal Display in writing.  Should Universal Display have already entered into a similar license agreement with the third party at the time of such acquisition, there shall be no reduction in the payment or other obligations of Lumiotec under this Agreement as they pertain to products of Lumiotec’s OLED business, or of such third party under its similar license agreement as they pertain to products of the third party’s OLED business, unless expressly agreed to by Universal Display in writing.

2.7 Reservation of Rights.  Except for the license rights expressly granted to Lumiotec under this Article 2, all rights to practice under the Universal Display Patents and to use the Universal Display Know-How are reserved unto Universal Display and its licensors.  No implied rights or licenses to practice under any patents or to utilize any unpatented inventions, Know-How or technical information of Universal Display are granted to Lumiotec hereunder.

Article 3 Patent Matters, Attribution and Samples

3.1 Patent Validity.  During the Term, Lumiotec shall not, and shall ensure that its Affiliates do not, challenge or oppose, or assist others in challenging or opposing, in whole or in part, the issuance, validity, scope or enforceability of any of the Universal Display Patents, nor shall Lumiotec initiate or continue, or assist others in initiating or continuing, proceedings to have any of the Universal Display Patents cancelled or invalidated, in whole or in part, except that the foregoing shall not apply to the extent such prohibitions are contrary to law or regulation in the relevant patent jurisdiction.  If Lumiotec or any of its Affiliates challenges, opposes or seeks to invalidate or cancel, in whole or in part, any of the Universal Display Patents, or assists others in challenging, opposing or seeking to invalidate or cancel, in whole or in part, any of the Universal Display Patents, and if the action or proceeding is fully or substantially unsuccessful, then Lumiotec shall reimburse Universal Display, promptly on demand, for all attorneys’ fees, costs and out-of-pocket expenses reasonably incurred by Universal Display or its licensors of the Universal Display Patents in resisting or responding to such action or proceeding.  The foregoing shall be in addition to, and not in lieu of, any other rights or remedies that may be available to Universal Display, at law or equity, including, without limitation, actions for injunctive relief and the recovery of damages.

3.2 Patent Marking.  Upon Universal Display’s request, Lumiotec shall apply or cause to be applied to all Licensed Products such reasonable markings or notices of the Universal Display Patents as may be requested in writing by Universal Display in order to reasonably protect Universal Display’s rights and interests therein under the laws of the countries in which such Licensed Products are or are likely to be marketed, sold or used.  Where it is not feasible to apply such markings or notices directly to a particular Licensed Product, they shall instead be applied to the packaging for such Licensed Products.

3.3 Non-Use of Certain Names.  Lumiotec shall not use the names of Princeton, USC or Michigan in connection with any products, promotion or advertising without the prior consent of Princeton, USC or Michigan, as applicable, except to the extent reasonably required by law.  Notwithstanding the foregoing sentence, Lumiotec may state that its license rights hereunder are derivative of rights granted by Princeton, USC and Michigan to Universal Display under the license agreement among them.

3.4 Samples.  Upon Universal Display’s written request and at no additional cost to Universal Display, Lumiotec shall supply Universal Display with [***] samples of each type of Licensed Product that Lumiotec offers for sale to third parties.  Universal Display shall limit its requests for such samples to a reasonable number of different Licensed Products and Lumiotec shall supply such samples promptly following Lumiotec’s first sale of the Licensed Product to a third party.  Universal Display agrees to use such samples only (a) to verify compliance with the terms of this Agreement, and (b) for promotional purposes such as in displays at shareholder meetings, industry conferences or other similar venues (with appropriate attribution being given to Lumiotec).

3.5 Amendments to the Universal Display Patents.  To the extent applicable law requires Universal Display to obtain Lumiotec’s approval for amendments to the specifications of any Universal Display Patent licensed hereunder, Lumiotec shall promptly approve all such reasonable amendments proposed by Universal Display.

Article 4 Consideration

4.1 License Fees.  In partial consideration of the license rights granted by Universal Display hereunder, Lumiotec shall pay to Universal Display the license fees specified in Exhibit B hereto.  Said license fees are due and payable by the date(s) specified in Exhibit B hereto.  All such fees are non-refundable and shall be in addition to, and not applied to reduce, any royalties payable hereunder.

4.2 Royalties.  In further consideration of the license rights granted by Universal Display hereunder, Lumiotec shall pay to Universal Display running royalties at the rates specified in Exhibit B hereto on account of Net Sales Revenue from Lumiotec’s worldwide sales or other disposition of Licensed Products.  No multiple royalties shall be due because any Licensed Product, or its manufacture, sale, other disposition or usage, is or may be covered by more than one Universal Display Patent licensed to Lumiotec hereunder.  Both Parties acknowledge and agree that the royalty rates and the methods by which they are to be calculated and paid hereunder have been determined through arms length negotiations between the Parties, and that such rates and methods have been agreed upon because they are mutually convenient, reasonable and appropriate notwithstanding whether and to what extent any of the Universal Display Patents have been issued, granted, allowed or registered, or have expired, in any particular country in which Licensed Products are made, sold or used, or whether the Universal Display Patents encompass each and every feature of any particular Licensed Product.

4.3 Royalty Reports.  Within forty-five (45) days following the end of each calendar quarter during the Term (and if the Term ends in the middle of a calendar quarter, within forty-five (45) days following the end of the Term), Lumiotec shall submit to Universal Display a written report, in English, that includes the following information (each, a “Royalty Report”): (a) a description of all Licensed Products sold or otherwise disposed of by Lumiotec during such calendar quarter, including the number and type of each Licensed Product sold and the countries of destination or sale; (b) gross amounts invoiced or received on account of such sales or other disposition of Licensed Products; (c) Lumiotec’s reasonably detailed calculation of the royalties due and owing to Universal Display on account of such sales or other disposition of Licensed Products; and (d) such other information as Universal Display may reasonably request of Lumiotec which is pertinent to ensuring compliance with the terms of this Agreement.

4.4 Payment of Royalties.  Within forty-five (45) days following the end of each calendar quarter during the Term (and if the Term ends in the middle of a calendar quarter, within forty-five (45) days following the end of the Term), Lumiotec shall pay directly to Universal Display the royalties due and payable with respect to Licensed Products sold or otherwise disposed of during such calendar quarter.

Article 5 Payment Terms; Audit Rights

5.1 Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the Parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[***]

Each payment shall be fully earned when due and nonrefundable once made.  All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to Lumiotec or any of its Affiliates.  Without limiting its other rights or remedies on account of any late payment, Universal Display may require Lumiotec to pay interest on any late payments at a per annum rate equal to the Prime Rate as published in The Wall Street Journal on the date of payment, plus [***] percent ([***]).

5.2 Payment Authorization and Associated Charges.  Lumiotec shall secure all authorizations required for payment of all amounts due to Universal Display hereunder, and shall bear any transfer fees, taxes and any other charges associated therewith.  If Lumiotec believes that any income taxes imposed by any national, provincial or local government of relevant countries on amount payable to Universal Display hereunder need to be withheld, Lumiotec shall provide Universal Display with prompt written notice thereof.  Thereupon, the Parties shall cooperate in good faith and use their best efforts to promptly file for and obtain appropriate governmental exemptions that would eliminate the requirement for Lumiotec to withhold such taxes.  If, notwithstanding these efforts, tax withholding is nonetheless required, Lumiotec may make the appropriate withholding from amounts payable to Universal Display hereunder, and Lumiotec shall then promptly pay the withheld amounts to the appropriate tax authorities.  Promptly upon making each such tax payment, Lumiotec shall obtain and forward to Universal Display the official tax receipt(s) issued by the relevant government to support Universal Display’s claim to applicable tax credits or refunds.

5.3 Currency Conversion and Restriction.  All royalties due hereunder based on Licensed Products sold or otherwise disposed of by Lumiotec outside of the United States shall be payable in U.S. Dollars at the rate of exchange for the currency of the country in which such sales or usage occurs, which rate of exchange shall equal the exchange rate as published in The Wall Street Journal on the last business day of the calendar quarter for which payment is being made.  All royalties shall be paid to Universal Display without deduction of currency exchange fees or other similar amounts.  If at any time the legal restrictions of countries outside of the United States prevent Lumiotec from paying Universal Display any amounts due hereunder, or otherwise upon Universal Display’s written instruction, Universal Display may direct Lumiotec to make all or any portion of these payments to Universal Display’s accounts established at banks or depositories in one or more countries other than the United States.

5.4 Records; Audit and Inspection.  Lumiotec shall keep accurate and complete financial and technical records relating to all Licensed Products until the three (3) year anniversary of the date of payment of royalties with respect to such Licensed Products.  An independent certified public accountant selected by Universal Display and approved by Lumiotec (such approval not to be unreasonably withheld), together with such technical support staff as such accountant reasonably deems necessary, shall have the right to audit such records and inspect such of Lumiotec’s materials, equipment and manufacturing processes as are reasonably necessary in order to verify Lumiotec’s compliance with its obligations hereunder.  Universal Display shall give reasonable advance notice of any such audit or inspection to Lumiotec, and such audit or inspection shall be conducted during Lumiotec’s normal business hours and in a manner that does not cause unreasonable disruption to Lumiotec’s conduct of its business.  The results of any such audit or inspection shall be deemed a Confidential Item of Lumiotec and shall not be disclosed by Universal Display except as may be necessary for Universal Display to enforce its rights and interests hereunder.  If the audit or inspection reveals that Lumiotec has underpaid any royalties due to Universal Display, Lumiotec shall immediately pay to Universal Display all unpaid royalties, plus interest on the unpaid amounts from the date payment was initially due at the rate specified in Section 5.1 above.  Universal Display shall be responsible for paying the fees and expenses charged by the accountant for conducting any audit or inspection hereunder; provided, however, that if the unpaid royalties exceed [***] percent ([***]) of the total royalties that should have been paid by Lumiotec during the audited period, Lumiotec shall promptly reimburse Universal Display for the reasonable fees and expenses charged by such accountant.  Nothing herein shall limit any other rights or remedies available to Universal Display on account of Lumiotec’s underpayment of royalties or other breach of its obligations under this Agreement.

Article 6 Confidentiality and Publicity

6.1 Incorporation by Reference.  The provisions of sections 1 through 8 of the Mutual Non-Disclosure Agreement entered into by the Parties effective as of February 23, 2010, as the same may be amended (the “NDA”) are incorporated into this Agreement by reference.  For purposes of this Agreement, the “Stated Purpose” shall include the implementation and administration of this Agreement.  The obligations of each Party under the provisions of the NDA incorporated herein shall continue to be in effective during the term of this Agreement and for a period of four (4) years thereafter.

6.2 Confidentiality of this Agreement.  The terms of this Agreement shall be deemed Confidential Items of each Party and treated as such by both Parties.  Notwithstanding the foregoing sentence, either Party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such Party to comply with applicable securities laws and regulations, including, without limitation, by filing appropriate reports with applicable securities agencies or commissions and/or by filing an appropriately redacted copy of this Agreement in connection therewith.  In addition, either Party may issue a press release or other public announcement describing the general nature of this Agreement, or the Parties may agree to issue such a release or announcement jointly; provided, however, that no such release or announcement shall disclose any information about Lumiotec’s product launch strategy without Lumiotec’s prior written consent.  Subject to the foregoing provisions of this paragraph, any such public disclosure of the specific financial terms or other provisions of this Agreement, or any other information regarding the relationship between the Parties hereunder, shall require the other Party’s prior written consent.

6.3 Trading in Securities.  If information disclosed under this Agreement is material non-public information about a Party, then the other Party agrees not to trade in the securities of the first Party or in the securities of any appropriate or relevant third party until such time as no violation of the applicable securities laws would result from such securities trading.

6.4 Universal Display’s Licensors.  Notwithstanding the foregoing, Universal Display shall have the right to provide an unredacted copy of this Agreement, along with copies of all Royalty Reports, to each of Princeton, USC and Michigan; provided that in such case Universal Display shall first have caused such third-party licensors to agree in writing to handle and maintain such items in accordance with the provisions of this Article 6, or provisions substantially similar thereto.

6.5 Other Collaborative Efforts.  Upon request and subject to the obligations of confidentiality set forth herein, each Party shall use good faith efforts to reasonably feature the name and logo, technologies and products of the other in its public promotions respecting the Licensed Products, such as at industry conferences or in other similar venues.

Article 7 Representations and Warranties; Disclaimers and Limitations of Liability

7.1 Warranties by Both Parties.  Each Party represents and warrants to the other that such Party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such Party is bound.

7.2 Further Warranty by Universal Display.  Universal Display additionally represents and warrants to Lumiotec that Universal Display owns or has sufficient rights in the Universal Display Technology to grant the license rights granted to Lumiotec hereunder.

7.3 Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY UNIVERSAL DISPLAY.  In particular, Universal Display makes no representation or warranty that Lumiotec will be able to manufacture, sell or use any Licensed Products without obtaining additional license rights from third parties.

7.4 Required Disclaimer of Princeton, USC and Michigan.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UNIVERSAL DISPLAY PATENTS LICENSED HEREUNDER.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE.  PRINCETON, USC AND MICHIGAN MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.5 Limitation on Certain Damages.  IN NO EVENT SHALL UNIVERSAL DISPLAY BE LIABLE TO LUMIOTEC, OR TO ANY THIRD PARTY CLAIMING THROUGH LUMIOTEC, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing shall not limit Universal Display’s liability for any breach of the provisions of Article 6 respecting Confidential Items of Lumiotec.

7.6 Essential Part of the Bargain.  The Parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Article 8 Term and Termination

8.1 Term.  The term of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner as permitted hereunder, until December 31, 2015.  All licenses granted by Universal Display under this Agreement shall expire immediately upon expiration or termination of this Agreement.

8.2 Termination for Breach.  Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches any of its obligations under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof by the terminating Party.

8.3 Termination for Challenge of Patents.  Universal Display may terminate this Agreement on written notice to Lumiotec if Lumiotec or any of its Affiliates asserts or assists another in asserting (including through the use of a “dummy” person or entity), before any court, patent office or other governmental agency, that any of the Universal Display Patents are invalid or unenforceable, should be cancelled or invalidated in whole or in part, or should otherwise not be granted, allowed or issued in whole or in part.

8.4 Termination for Change in Control.  Universal Display may terminate this Agreement on written notice to Lumiotec if Lumiotec undergoes a Change in Control.  A “Change in Control” of Lumiotec shall be deemed to have occurred if there is a change in ownership of securities representing more than [***] percent ([***]) of the voting capital stock of Lumiotec, or of other interests having majority voting rights with respect to the election of the board of directors or similar governing authority of Lumiotec, or of any other power by contract or in any other form which entitles the holder thereof to majority voting rights with respect to management decisions of Lumiotec.

8.5 Other Termination.  Either Party may terminate this Agreement on written notice to the other Party if the other Party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.

8.6 Survival.  The following provisions of this Agreement shall survive the expiration or termination of this Agreement:  (a) any payment or reporting obligations of Lumiotec respecting the sale or other disposition of Licensed Products occurring prior to the date of such expiration or termination; (b) any audit or inspection rights of Universal Display with respect to such Licensed Products; and (c) any other provisions necessary to interpret the respective rights and obligations of the Parties hereunder.  Any termination of this Agreement shall be in addition to, and not in lieu of, any other rights or remedies that may be available to a Party under this Agreement, at law or in equity.

Article 9 Miscellaneous

9.1 Independence.  This Agreement is not intended by the Parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each Party hereto shall act as an independent entity, and neither shall act as an agent of the other for any purpose.  Neither Party has the authority to assume or create any obligation, express or implied, on behalf of the other.

9.2 Notices.  Any notices pertaining to the administration of this Agreement or any breach, alleged breach or termination thereof shall be in writing and shall be deemed effectively given upon receipt of such notices by the recipient.  Such notices shall be given by personal delivery, certified mail with postage prepaid and return receipt requested, or prepaid delivery using an international private courier, to each Party at its address set forth below; provided, however, that the Parties may agree to exchange information by confirmed email or facsimile correspondence in lieu of the methods described above.  Either Party may change its address for such notices at any time by means of a notice given in the manner provided in this paragraph.

All Royalty Reports and any other financial notices, to:

Universal Display Corporation	Lumiotec, Inc.
375 Phillips Boulevard	4149-8, Hachimanpara 5-chome,
Ewing, New Jersey 08618	Yonezawa-shi, Yamagata 992-1128 Japan
Attn: [***]	Attn: [***]
Fax No.: [***]	Fax No.: [***]
Tel No.: [***]	Tel No.: [***]
E-mail: [***]	E-mail: [***]

All other notices and communications:

[same as above]	[same as above]
Attn: [***]	Attn: [***]
Fax No.: [***]	Fax No.: [***]
Tel No.: [***]	Tel No.: [***]
E-mail: [***]	E-mail: [***]

9.3 Non-Assignment.  Lumiotec may not assign or transfer any of its rights or delegate any of its obligations hereunder, by application of law or otherwise, without the prior written consent of Universal Display.  Universal Display may assign or transfer this Agreement, in its entirety and subject to the written consent of Lumiotec (not to be unreasonably withheld), to a successor in interest to all or substantially all of Universal Display’s business or assets to which this Agreement relates.  Any attempted assignment, transfer or delegation in violation of this paragraph shall be null and void and without force and effect.  Nothing herein shall confer any rights upon any person other than the Parties hereto and their respective permitted successors and assigns.

9.4 Equitable Relief.  In the event of Lumiotec’s actual or reasonably anticipated infringement of the Universal Display Patents, or unauthorized use of the Universal Display Know-How, Universal Display may seek to obtain such injunctions, order and decrees as may be necessary to restrain the infringement or unauthorized use, without the necessity of proving actual damages and without posting any bond or other security.  Such relief shall be in addition to, and not in lieu of, any other rights or remedies available to Universal Display under this Agreement, at law or in equity.

9.5 Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, U.S.A., without respect to its rules on the conflict of laws.  Any law or regulation providing that the language of a contract shall be construed against the drafter shall also not apply.

9.6 Severability.  In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted for such term other term(s) that are permitted by applicable law and that will most fully realize the intent of the Parties as expressed in this Agreement.

9.7 No Waivers.  The failure of either Party to enforce, or any delay in enforcing, any right, power or remedy that such Party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other Party from any of its obligations under this Agreement, except by a written document signed by the Party against whom such waiver or release is sought to be enforced.

9.8 Entire Agreement; Amendments.  This Agreement constitutes the entire understanding and agreement of the Parties respecting the subject matter hereof and, except for the NDA, supersedes any and all prior agreements, arrangements or understandings between the Parties, whether written or oral, relating thereto.  This Agreement may not be amended or supplemented in any way except by a written document signed by both of the Parties.

9.9 Counterparts.  This Agreement may be executed by the Parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

Lumiotec, Inc.		Universal Display Corporation

By:	/s/ Hisao Shigenaga	By:	/s/ Steven V. Abramson

Name:	Hisao Shigenaga	Name:	Steven V. Abramson

Title:	President	Title:	President & CEO

Date:	January 5, 2012	Date:	December 19, 2011

Exhibit A

OLED Light Source

[***]

Exhibit B

License Fees and Royalty Rates

License Fees:

US$[***], payable as follows:

o	US$[***] by January 31, 2012

o	US$[***] by January 31, 2013

o	US$[***] by January 31, 2014

o	US$[***] by January 31, 2015

Royalty Rates:

[***] for all Licensed Products; provided, however, that

o
if the Licensed Product does not include every element of an OLED Light Source, this royalty rate shall be adjusted so that the overall royalty payment to Universal Display is the same as it would have been if the Licensed Product sold or otherwise disposed of had consisted of a complete OLED Light Source; and

o
if the Licensed Product includes components in addition to those of an OLED Light Source, the Net Sales Revenue on which royalties are payable shall exclude the portion of such revenue attributable to the additional components.

Notwithstanding the foregoing, the Parties have agreed as follows:

o	For a Licensed Product that is an OLED Light Source minus [***], the adjusted royalty rate during the term of this Agreement shall be [***].

o	For a Licensed Product that is an OLED Light Source minus [***], the adjusted royalty rate during the term of this Agreement shall be [***].

Exhibit C

Universal Display Patents

To be attached separately.